ViewCast Reports 2012 Third Quarter, Nine-Month Results

New Product Launches Provide Momentum into Fourth Quarter

PLANO, Texas, Nov. 14, 2012 /PRNewswire/ -- ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the capture and streaming of video over enterprise, broadband, and mobile networks, today reported results for the third quarter and nine months ended September 30, 2012.

The Company reported net sales of $2.7 million in the third quarter 2012 compared to $3.3 million in the prior year period. In the third quarter 2012, the Company saw increased pipeline activity for Osprey® Video cards and Niagara® systems, however sales in the quarter were down slightly in each category compared to the 2012 second quarter. An unanticipated influx of sales orders at the end of the third quarter resulted in a backlog, which if filled, would have increased sales slightly in each product category compared to the second quarter.

ViewCast Chief Executive Officer John Hammock said, "There's no question that our new technology and new products, particularly our new Osprey 800 series cards, have provided us momentum going into the fourth quarter and on into 2013. For instance, we have a new two-port high definition (HD) card that provides two channels of HD. Our new 845e card gives four ports for standard definition, and it can be upgraded to HD in the field. That's unique in the industry and we're very excited about it and how that demonstrates our leadership in the digital media marketplace."

Hammock continued: "Overall, we believe we have restarted and reenergized ViewCast in a variety of ways, and our number one priority is to stabilize the Company and make it profitable. Ultimately, our strategy is to grow by continuing to enhance our product offerings in order to continue expanding into larger, more dynamic markets such as telecommunications, service providers and the cable industry. Historically, we sold primarily to a $150 million marketplace, but we now have expanded our verticals to include industries with a marketplace of about $1.2 billion, which is where we expect our new growth will come from. We have already begun executing this growth strategy with new sales leadership, which is working on and signing new, much more expansive distributorships."

Recent Operational Highlights

  Launch of the Niagara® 2200, an affordable portable streaming media encoder, and the Niagara 9100-2D, a high-density multiple encoder platform. Both the Niagara 2200 and 9100-2D feature the new Niagara SCX® version 7.0 encoding, control and management software.
  Released an updated version of its Niagara SCX® encoding, control and management software to provide service providers more cost-effective delivery and user control.  Niagara SCX version 7.0 offers a new output streaming format, MPEG2 Transport Stream (TS), and will now be standard on all recently released and upcoming Niagara streaming media systems.
  Launch of the Osprey® 845e video capture card, introducing higher channel density with up to four independent SDI inputs and has a true 3G input (SMPTE 424) with only one connector, as opposed to the dual link normally found in other cards.
  While exhibiting at IBC2012's Connected World, a special area featuring the latest developments in internet connected devices capable of making content available anywhere, ViewCast signed two new high-profile European customers. The new customers include the Dutch Parliament, following the lead of the U.S. Congress, which ordered ViewCast systems to begin streaming its sessions throughout Europe; and The Telegraph, an online newspaper based in the UK, which is deploying ViewCast technology to stream media video content through its website.
  ViewCast was again recognized as one of the "100 Companies that Matter Most in Online Video" by Streaming Media Magazine.

Third Quarter Financial Results
In the 2012 third quarter, revenues were $2.7 million compared to $3.3 million in the prior year period. Operating expenses for the third quarter 2012 were $2.3 million compared to $2.7 million for the prior year period. Operating loss for the third quarter 2012 was $(541,000) compared to a loss of $(715,000) for the year-earlier period.

Net loss for the third quarter 2012 was $(576,000), or $(0.01) per fully diluted share, compared to net loss of $(916,000), or $(0.02) per fully diluted share, in the third quarter 2011.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2012 third quarter was $(443,000), compared to $(691,000) in the 2011 third quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company's overall performance and considered as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company's reported financial results or other financial information prepared in accordance with GAAP.

Nine-Month Financial Results
For the nine months ended September 30, 2012, revenues were $9.0 million compared to $10.7 million for the first nine months 2011. Operating expenses for the nine-months 2012 were $7.1 million, compared to $7.9 million for the nine-months 2011. The operating loss was $(1.4) million, compared to an operating loss of $(1.2) million for the nine-months 2011.

Net loss for the nine-months 2012 was $(1.6) million, compared to a net loss of $(2.1) million for nine-months 2011. For the nine-months 2012, net income applicable to common shareholders was $(1.6) million, or $(0.03) per share on a fully diluted basis. Due to the accounting treatment for the preferred stock redemption during the first nine months of 2011, the net income applicable to common shareholders benefitted by $5.6 million, which together with an adjustment of $282,000 for stated preferred stock dividends resulted in net income applicable to common shareholders of $3.2 million, or $0.07 per share on a fully diluted basis, for the nine months ended September 30, 2011.

EBITDA for the nine-months 2012 was $(1.1) million, compared to $(1.4) million for nine-months 2011.

Guidance for remainder of 2012
The Company anticipates revenues to increase modestly for the fourth quarter. As new product categories are added and new markets entered during the fourth quarter, the Company anticipates that revenues will steadily move upward. Because the Company now operates at a lower break-even point, ViewCast believes that incremental revenues will have a greater positive impact on operating results and the bottom line.

About ViewCast Corporation
ViewCast enables anyone to deliver video whenever, wherever. With more than 400,000 Osprey® video capture cards and thousands of Niagara® streaming systems deployed globally, ViewCast is at the forefront of the video industry.

ViewCast (www.viewcast.com) is headquartered in Plano, Texas, USA, with sales and distribution channels located globally.

ViewCast, Niagara SCX, Osprey, SimulStream, and Niagara are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other products are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company's products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties' patents, the ability of the Company to access additional capital from debt and/or equity, and changes in government regulations. All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

ViewCast Contact: John C. Hammock Chief Executive Officer Tel: +1 (972) 488-7200	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net sales	$ 2,745	$ 3,256	$ 9,025	$ 10,683

Cost of sales	966	1,267	3,304	3,984

Gross profit	1,779	1,989	5,721	6,699

Total operating expenses	2,320	2,704	7,087	7,889

Operating loss	(541)	(715)	(1,366)	(1,190)

Total other expense	(35)	(62)	(116)	(167)

Net loss from continuing operations	(576)	(777)	(1,482)	(1,357)

Net loss from discontinued operations	0	(139)	(81)	(728)

Net loss	$ (576)	$ (916)	$ (1,563)	$ (2,085)

Preferred stock dividends	0	0	0	(282)

Preferred stock redemption	0	0	0	5,586

Net income (loss) applicable to
common stockholders	$ (576)	$ (916)	$ (1,563)	$ 3,219

Net income (loss) per common share:
Basic & Diluted	$ (0.01)	$ (0.02)	$ (0.03)	$ 0.07

Weighted Average number of
common shares outstanding:
Basic & Diluted	62,359	55,699	62,042	48,121

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net loss	$ (576)	$ (916)	$ (1,563)	$ (2,085)

Depreciation and amortization	98	163	314	508

Total other and income tax expense	35	62	116	167

EBITDA	$ (443)	$ (691)	$ (1,133)	$ (1,410)